INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Tera Computer Company of our reports dated January 21, 1998 and November 13, 1998 as to Note 13 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
13), appearing in the Annual Report on Form 10-K/A of Tera Computer Company for the year ended December 31, 1997, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
November 23, 1998